Exhibit 10.41

EXECUTION COPY

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

August 30, 2007

HDS Investment Holding, Inc.

HD Supply, Inc.

3100 Cumberland Blvd

Suite 1480

Atlanta, GA 30339

Ladies and Gentlemen:

This letter serves to confirm the retention by HD Supply, Inc. (the “Company”), an indirect, wholly owned subsidiary of HDS Investment Holding, Inc. (formerly named Pro Acquisition Corporation) (“Parent”), of Clayton, Dubilier & Rice, Inc. (“Manager”) to provide management, consulting and financial services to Parent, the Company and its and their divisions, subsidiaries and affiliates (collectively, the “Company Group”), as follows:

1.         The Company has retained us, and we hereby agree to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting and financial services of the type customarily performed by us (the “Consulting Services”). As compensation for the Consulting Services, commencing on the date hereof (the “Effective Date”), the Company agrees to pay us an annual fee (the “Advisory Fee”) in an amount equal to $1,500,000, payable in quarterly installments in advance at the beginning of each calendar quarter (except in the case of the initial Advisory Fee as provided in the next succeeding sentence), subject to adjustment from time to time as set forth below. The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal year which has elapsed prior to the Effective Date and shall be payable at the beginning of the first calendar quarter commencing after the date hereof (together with the quarterly installment for such quarter).

2.         The Company shall, with respect to each transaction proposed during the term of this agreement, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or equity interests or any other similar transaction that is consummated (each, a “Transaction”) directly or indirectly involving the members of the Company Group, pay to Manager a fee (a “Transaction Fee”) equal to 0.33% of the Transaction Value, or such lesser amount as Manager and the Company may agree, unless the Requisite Investors (as defined in the Stockholders Agreement, dated as of the date hereof, among Parent, certain affiliates of Manager and the other stockholders of Parent party thereto (as the same may be amended from time to time, the “Stockholders Agreement”)) determine in writing that no Transaction Fee shall be payable to Manager and the Other Managers (as defined below) in respect of such Transaction. The Company, on behalf of the members of the Company Group, may agree to pay to Manager a Transaction Fee in excess of 0.33% of the Transaction Value of a Transaction, subject to the consent of the Requisite Investors. As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without duplication, (x) in the case of any Transaction involving an acquisition, merger, sale or disposition of assets or equity interests of any member of the Company Group or any other similar Transaction, the aggregate purchase price payable in connection with such Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this paragraph 2 or pursuant to paragraph 2 of any Other Consulting Agreement (as defined below)) plus the aggregate amount of any indebtedness assumed or refinanced in connection with such Transaction and (y) in connection with any capital raising Transaction, the aggregate proceeds of such Transaction (including the unfunded portion of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction). For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually and reasonably agreed between Manager and the Company, on behalf of the members of the Company Group, on the day prior to consummation of such Transaction. For the avoidance of doubt, no Transaction Fee shall be payable to Manager in respect of our structuring services rendered in connection with the acquisition of the outstanding shares of the Company and CND Holdings, Inc. together with certain related intellectual property assets by subsidiaries of Parent pursuant to the Purchase and Sale Agreement, dated as of June 19, 2007, as amended, by and between Parent, HDS Acquisition Subsidiary, Inc., The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc. and Homer TLC, Inc. (the “Purchase Agreement”), which services included, but were not limited to, the preparation, negotiation, execution and delivery of the Purchase Agreement and related financing documents and capital structure review (the “Initial Services”).

3.         In addition to any fees that may be payable to us under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 5), reimburse us and our affiliates and our respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and the Initial Services and the acquisition and ownership by certain of our affiliates of stock of Parent, including travel expenses and expenses of any legal, accounting or other professional advisors to us or our affiliates. Manager may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within thirty days. Nothing in this paragraph 3 shall limit any obligations of Parent to reimburse any costs and expenses to Manager, its subsidiaries or affiliates under the Stockholders Agreement or under the Registration Rights Agreement, dated as of the date hereof, among Parent, certain affiliates of Manager and the other stockholders of Parent party thereto (as the same may be amended from time to time, the “Registration Rights Agreement”).

4.         The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, Manager with such information (the “Information”) as Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (a) Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and the services contemplated by paragraph 2 and (b) Manager does not assume responsibility for the accuracy or completeness of the Information and such other information. Parent and the Company agree not to amend, supplement or modify any of the Other Consulting Agreements (as defined below) without Manager’s consent.

5.         Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under paragraphs 1-3 shall be borne jointly and severally by each member of the Company Group.

6.         Manager acknowledges that, concurrently with the execution of this agreement, the Company is entering into substantially similar consulting agreements (the “Other Consulting Agreements”) with Bain Capital Partners, LLC and TC Group V, L.L.C. (the “Other Managers”) pursuant to which the Other Managers are to provide consulting and transaction services to the Company Group of the same type as those to be provided by Manager hereunder and upon the same terms. The Manager will coordinate with the Other Managers in connection with its provision of such services to the Company Group, provided however that, the Manager shall not be liable to any member of the Company Group as a result of any such services provided by the Other Managers.

7.         Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by Manager hereunder are being provided subject to the terms of this agreement (including, without limitation, paragraph 16) and the Indemnification Agreement, dated as of the date hereof, between Parent, the Company, Manager and certain of its affiliates (as the same may be amended from time to time, the “Indemnification Agreement”).

8.         Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

9.         We shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

10.        (a)  This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

    (b)  Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

    (c)  The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

    (d)  The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

    (e)  The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

    (f)  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

11.        All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to Parent or the Company:

HD Supply, Inc. 3100 Cumberland Blvd Suite 1480 Atlanta, GA 30339 Attention: General Counsel Facsimile: (770) 852-9466

with a copy to:	Bain Capital Partners, LLC 111 Huntington Avenue Boston, MA 02199 Attention: Steve Zide Facsimile: (212) 421-2225

with a copy to (which shall not constitute notice):	Ropes & Gray LLP One International Place Boston, MA 02110-2624 Attention: R. Newcomb Stillwell, Esq. Facsimile: (617) 235-0213

with a copy to:	TC Group V, L.L.C. 1001 Pennsylvania Avenue NW Washington DC 20004-2505 Attention: Daniel A. Pryor Facsimile: (202) 347-1818

with a copy to (which shall not constitute notice):	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington DC 20004-1304 Attention: David S. Dantzic, Esq. Facsimile: (202) 637-2201

with a copy to:	Clayton, Dubilier & Rice, Inc. 375 Park Avenue 18th Floor New York, New York 10152 Attention: Theresa Gore Facsimile: (212) 407-5252

with a copy to (which shall not constitute notice):	Clayton, Dubilier & Rice Limited Cleveland House 33 King Street SWY 6RJ London, United Kingdom Attention: David Novak Facsimile: +44-207-747-3801

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Paul S. Bird, Esq. Jonathan E. Levitsky, Esq. Facsimile: (212) 909-6836

If to Manager:	Clayton, Dubilier & Rice, Inc. 375 Park Avenue 18th Floor
New York, New York 10152 Attention: Theresa Gore Facsimile: (212) 407-5252

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Paul S. Bird, Esq. Jonathan E. Levitsky, Esq. Facsimile: (212) 909-6836

12.        This agreement shall continue in effect for ten years from the date hereof and, thereafter, from year to year unless amended or terminated by mutual consent. In addition, in connection with the consummation of a Change in Control (as defined in the Stockholders Agreement) or an IPO (as defined in the Stockholders Agreement), Parent (upon the unanimous written consent of the Principal Investors (as defined in the Stockholders Agreement)) may terminate this agreement by delivery of a written notice of termination to Manager. In the event of such a termination by Parent of this agreement, the Company shall pay in cash to Manager (i) all unpaid Advisory Fees, all unpaid fees payable pursuant to paragraph 2 of this agreement and all expenses due under this agreement with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the tenth anniversary of the Effective Date, or, if terminated following the tenth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date (the “Termination Fee”), unless the Principal Investors (as defined in the Stockholders Agreement) agree unanimously, in writing, that no Termination Fee, or a reduced Termination Fee, shall be paid to Manager and any Other Manager.

13.        Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

14.        If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

15.        It is expressly understood that the foregoing paragraphs 3 (with respect to expenses incurred prior to such termination), 5-12, 14-17 and 19-22, in their entirety, survive any termination of this agreement.

16.        Except in cases of gross negligence or willful misconduct, Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder and in no event shall any such liability be in excess of the fees received by Manager hereunder. Each of Parent and the Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future officer, agent, affiliate or employee of Manager (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, member or stockholder of Manager (or any of its successors’ or permitted assignees’) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

17.        This agreement, together with the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement, constitute the entire agreement between Manager and the Company with respect to the subject matter of this agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements or understandings between the parties in respect of the subject matter hereof other than those set forth or referred to in this agreement. The Company acknowledges and agrees that, other than as set forth in paragraph 13, Manager makes no representations or warranties in connection with this agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this agreement is made on behalf of the Company and the other members of the Company Group.

18.        This agreement shall be binding upon and inure to the benefit of the parties to this agreement and their respective successors and assigns; provided, that (i) neither this agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto and (ii) any assignment by Manager of its rights but not the obligations under this agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company. This agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this agreement, Manager Affiliates and their respective successors and assigns.

19.        In recognition that Manager and Manager Affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Manager or Manager Affiliates may serve as an advisor, a director or in some other capacity, and in recognition that Manager or Manager Affiliates have myriad duties to various investors and partners, and in anticipation that the Company Group, on the one hand and Manager or the Manager Affiliates, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company Group hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this paragraph 19 are set forth to regulate, define and guide the conduct of certain affairs of the Company Group as they may involve Manager. Except as Manager may otherwise agree in writing after the date hereof:

    (a)  Manager and Manager Affiliates shall have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any member of the Company Group), (ii) to directly or indirectly do business with any client or customer of the Company Group, (iii) to take any other action that Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this paragraph 19 and (iv) not to present potential transactions, matters or business opportunities to any member of the Company Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

    (b)  Manager and Manager Affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company Group or any of their affiliates or to refrain from any actions specified in paragraph 19(a), and the Company, on its own behalf and on behalf of the other members of the Company Group, hereby renounces and waives any right to require Manager or any Manager Affiliate to act in a manner inconsistent with the provisions of this paragraph 19.

    (c)  None of Manager or any Manager Affiliate shall be liable to any member of the Company Group or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this paragraph 19 or of any such person’s participation therein.

20.        Manager will devote such time and efforts to the performance of the services contemplated hereby as Manager deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. The Company acknowledges that Manager’s services are not exclusive to the Company Group and that Manager will render similar services to other persons and entities.

21.        The Company shall not agree with its independent accountants to allocate the amounts paid to Manager pursuant to this agreement to specific services provided hereunder without the consent of Manager (not to be unreasonably withheld).

22.        The word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This agreement may be executed by facsimile signature(s).

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

CLAYTON, DUBILIER & RICE, INC.

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

AGREED TO AND ACCEPTED BY:

HDS INVESTMENT HOLDING, INC.

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice-President

HD SUPPLY, INC.

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	General Counsel

[Signature Page to CD&R Consulting Agreement]